EXHIBIT 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Andrx Corporation Employee Stock Purchase Plan of our report dated March 4, 2003 (except with respect to the matters discussed in Notes 16 and 20, as to which the date is March 24, 2003) with respect to the consolidated financial statements of Andrx Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Fort Lauderdale, Florida
October 28, 2003